EXHIBIT 99.1

Summary of Key Terms

Effective Date	February 18, 2009 (“Effective Date”)

Titles	IAC/InterActiveCorp (“IAC”) – Executive Vice President Match.com, Inc. (“MatchCo”) – Chief Executive Officer

Employment Term	MatchCo - 3 years; IAC – indefinite

Responsibilities	IAC – oversight of Legal, Human Resources and Corporate Communications Departments, as well as general corporate management MatchCo – overall responsibility for strategy and operations

Base Salary	$650,000

Annual Bonus	Executive will be eligible for discretionary annual bonuses, as determined by the IAC Compensation Committee.

IAC Option Cancellation	Certain of Executive’s options to purchase shares of IAC common stock (“IAC Options”) will be cancelled as follows:

# of Options to be Cancelled	Strike Price
365,885	$16.28
56,857	$20.08
56,857	$22.70
56,856	$25.31

The foregoing forfeiture will be conditioned upon the approval by IAC stockholders of the grant of MatchCo Options described immediately below.

MatchCo Options

MatchCo has granted to Executive the following options (the “MatchCo Options”) to purchase MatchCo common stock:

(i) an option to purchase 150 shares of MatchCo common stock with a per share exercise price equal to the fair market value (“FMV”) on the date of grant, such option vesting 50% on the two year anniversary of the Effective Date and 50% on the three year anniversary of the Effective Date;

(ii) an option to purchase 100 shares of MatchCo common stock with a per share exercise price equal to 200% of FMV, such option vesting 50% on the two year anniversary of the Effective Date and 50% on the three year anniversary of the Effective Date; and

(iii) an option to purchase 50 shares of MatchCo common stock with a per share exercise price equal to FMV, such option vesting in the event of (A) an IPO/spin-off of MatchCo, (B) a Change in Control of MatchCo or (C) a Change in Control of IAC during such time as MatchCo is a controlled subsidiary of IAC.

As of the Effective Date, MatchCo had outstanding 9,700 shares of common stock.

The exercisability of MatchCo Options is contingent upon the approval by IAC stockholders of the grant of MatchCo Options. Barry Diller has agreed to vote the shares of IAC common stock and IAC class B common stock over which he has voting power in favor of the grant of the MatchCo Options.

The MatchCo Options have a ten year term, and generally shall remain exercisable so long as Executive is CEO of MatchCo or the senior corporate executive at IAC with primary responsibility for MatchCo and for 90 days thereafter; provided that the post-termination exercise period shall be extended for varying periods beyond the 90 days upon certain terminations of employment.

In the event of (a) a change in control of MatchCo, (b) a change in control of IAC at a time during which MatchCo is a controlled subsidiary of IAC, (c) a termination of Executive’s employment with IAC by IAC without cause or (d) a termination of Executive’s employment with IAC by Executive for good reason, all MatchCo Options not previously forfeited immediately shall vest in full.

Additional Consequences of Termination

In the event of a termination of Executive’s employment with IAC by IAC without cause or a termination of Executive’s employment with IAC by Executive for good reason, (a) all IAC equity awards outstanding as of the Effective Date that remain outstanding at the time of such termination of employment immediately shall vest; (b) Executive shall receive salary continuation until the later of 12 months following the termination of employment and 24 months from the Effective Date; and (c) any IAC and MatchCo equity awards that are granted to Executive after the Effective Date will vest 12 months forward from the date of termination (assuming pro rated vesting for any cliff vesting awards).

Transportation; Living

Executive shall be entitled to reimbursement for travel and other expenses (including auto and housing) relating to time spent in Dallas, Texas, which shall be provided to Executive on a non-taxable basis.